Exhibit 99.1

SemGroup Corporation Reports Third Quarter 2015 Results
Dividend Increased 50% Year-Over-Year and 7% Sequentially
Year-To-Date 2015 Adjusted EBITDA Increased 11% Over 2014

Tulsa, OK - November 5, 2015 - SemGroup® Corporation (NYSE: SEMG) today announced its financial results for the three months and nine months ended September 30, 2015.

SemGroup's adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was $75.9 million for the third quarter 2015, a decrease of approximately 4% year-over-year as compared to third quarter 2014 results of $79.4 million, and down 5% as compared to $80.0 million for the second quarter 2015.

Year-to-date 2015, SemGroup reported $226.0 million in Adjusted EBITDA, an 11% increase as compared to $204.2 million for the same period last year. Adjusted EBITDA, which is a non-GAAP measure, is reconciled to net income below.

"SemGroup continues to navigate the challenging market conditions facing our industry, which have resulted in slower growth and lower volumes impacting our quarterly results," said Carlin Conner, president and chief executive officer of SemGroup. "Despite these headwinds, SemGroup continues to grow and show resiliency. During the quarter we increased our dividend payout for the eleventh consecutive quarter underscoring our strong balance sheet and commitment to shareholders. SemGroup’s financial flexibility positions us to manage through industry down cycles and capitalize on value-enhancing growth opportunities."

SemGroup reported revenues for the third quarter 2015 of $397.1 million with net income attributable to SemGroup of $4.9 million, or $0.11 per diluted share, compared to revenues of $594.2 million with a net income attributable to SemGroup of $25.3 million, or $0.59 per diluted share, for the third quarter 2014. For the second quarter 2015, revenues totaled $377.2 million with net income attributable to SemGroup of $23.3 million, or $0.53 per diluted share.

For the nine months ended September 30, 2015, SemGroup reported revenues of $1,072.6 million with net income attributable to SemGroup of $29.6 million, or $0.67 per diluted share, compared to revenues of $1,575.3 million with a net income attributable to SemGroup of $21.2 million, or $0.49 per diluted share, for the same period in 2014.

Dividend
The SemGroup board of directors declared a quarterly cash dividend to common shareholders of $0.45 per share, representing an annualized dividend of $1.80 per share. This marks the eleventh consecutive increase in the quarterly cash distribution to SemGroup shareholders and represents a 50% increase year-over-year compared to the third quarter 2014 dividend of $0.30 per share and a 7% increase from the previous quarterly dividend of $0.42. The dividend will be paid on November 24, 2015 to all common shareholders of record on November 16, 2015.

2015 Guidance
Due to market conditions and the impact of foreign exchange, SemGroup previously guided to the lower end of its 2015 consolidated Adjusted EBITDA guidance range of between $320 to $360 million. Maintaining that conservative outlook, the company is revising its 2015 guidance to a range of between $305 and $315 million. The company is currently forecasted to spend approximately $650 million in capital investments in 2015, decreased from $775 million previously guided. Although SemGroup expects its projects to be completed on time, we have updated our spending projections to reflect anticipated timing of payments as well as some

Exhibit 99.1

minor reductions in spending plans. SemGroup continues to allocate more than 90% of its capex to growth projects.

Earnings Conference Call
SemGroup will host a joint conference call with Rose Rock Midstream®, L.P. (NYSE: RRMS) for investors tomorrow, November 6, 2015, at 11 a.m. ET. The call can be accessed live over the telephone by dialing 1.888.317.6003, or for international callers, 1.412.317.6061. The pass code for the call is 3528017. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto SemGroup's Investor Relations website at ir.semgroupcorp.com. A replay of the webcast will also be available for a year following the call at ir.semgroupcorp.com on the Calendar of Events-Past Events page. The third quarter 2015 earnings slide deck will be posted under Presentations.

About SemGroup
Based in Tulsa, OK, SemGroup® Corporation (NYSE: SEMG) is a publicly traded midstream service company providing the energy industry the means to move products from the wellhead to the wholesale marketplace. SemGroup provides diversified services for end-users and consumers of crude oil, natural gas, natural gas liquids, refined products and asphalt. Services include purchasing, selling, processing, transporting, terminalling and storing energy.
SemGroup uses its Investor Relations website and social media outlets as channels of distribution of material company information. Such information is routinely posted and accessible on our Investor Relations website at ir.semgroupcorp.com, our Twitter account and LinkedIn account.

Non-GAAP Financial Measures
Adjusted EBITDA is not a generally accepted accounting principles (GAAP) measure and is not intended to be used in lieu of a GAAP presentation of net income/loss. Adjusted EBITDA is presented in this Press Release because SemGroup believes it provides additional information with respect to its performance. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted for selected items that SemGroup believes impact the comparability of financial results between reporting periods. Although SemGroup presents selected items that it considers in evaluating its performance, you should also be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in SemGroup's operating results are also caused by changes in volumes, prices, exchange rates, mechanical interruptions and numerous other factors. These types of variances are not separately identified in this Press Release. Because all companies do not use identical calculations, SemGroup's presentation of Adjusted EBITDA may be different from similarly titled measures of other companies, thereby diminishing its utility. Reconciliations of net income (loss) to Adjusted EBITDA for the periods presented are included in the tables at the end of this Press Release.

Forward-Looking Statements
Certain matters contained in this Press Release include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this Press Release including the prospects of our industry, our anticipated financial performance, our anticipated annual dividend growth rate, management's plans and objectives for future operations, planned capital expenditures, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are

Exhibit 99.1

reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, our ability to generate sufficient cash flow from operations to enable us to pay our debt obligations or to fund our other liquidity needs; our ability to comply with the covenants contained in the instruments governing our indebtedness and to maintain certain financial ratios required by our credit facilities; the effect of our debt level on our future financial and operating flexibility, including our ability to obtain additional capital; the ability of our subsidiary, Rose Rock Midstream L.P. (NYSE: RRMS), to make minimum quarterly distributions; the operations of NGL Energy Partners LP (NYSE: NGL), which we do not control; any sustained reduction in demand for the petroleum products we gather, transport, process and store; our ability to obtain new sources of supply of petroleum products; our failure to comply with new or existing environmental laws or regulations or cross border laws or regulations; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; changes in currency exchange rates; cyber attacks involving our information systems and related infrastructure; the risks and uncertainties of doing business outside of the U.S., including political and economic instability and changes in local governmental laws, regulations and policies; and the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.
Contacts:
Investor Relations:
Alisa Perkins
918-524-8081
investor.relations@semgroupcorp.com

Media:
Kiley Roberson
918-524-8594
kroberson@semgroupcorp.com

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Current assets	$571,241	$479,280
Property, plant and equipment, net	1,474,947	1,256,825
Goodwill and other intangible assets	222,432	231,391
Equity method investments	547,448	577,920
Other noncurrent assets, net	61,500	44,386
Total assets	$2,877,568	$2,589,802
LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Current portion of long-term debt	$37	$40
Other current liabilities	378,133	391,622
Total current liabilities	378,170	391,662
Long-term debt, excluding current portion	1,044,468	767,092
Other noncurrent liabilities	220,768	211,611
Total liabilities	1,643,406	1,370,365
Total owners' equity	1,234,162	1,219,437
Total liabilities and owners' equity	$2,877,568	$2,589,802

Exhibit 99.1

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015	2014
Revenues	$397,065	$594,235	$377,226	$1,072,601	$1,575,342
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	274,639	458,063	244,158	710,869	1,211,703
Operating	53,267	69,377	60,800	167,157	179,579
General and administrative	23,045	23,296	22,917	78,272	63,882
Depreciation and amortization	26,022	25,200	24,674	74,430	70,899
Loss (gain) on disposal or impairment of long-lived assets, net	(951)	1,376	1,372	1,479	20,633
Total expenses	376,022	577,312	353,921	1,032,207	1,546,696
Earnings from equity method investments	16,237	14,223	23,903	60,699	48,372
Gain on issuance of common units by equity method investee	136	18,772	5,897	6,033	26,899
Operating income	37,416	49,918	53,105	107,126	103,917
Other expenses (income), net	17,829	(6,368)	9,809	33,725	30,618
Income from continuing operations before income taxes	19,587	56,286	43,296	73,401	73,299
Income tax expense	10,006	24,090	14,861	29,609	33,944
Income from continuing operations	9,581	32,196	28,435	43,792	39,355
Loss from discontinued operations, net of income taxes	(1)	—	(2)	(3)	(5)
Net income	9,580	32,196	28,433	43,789	39,350
Less: net income attributable to noncontrolling interests	4,707	6,934	5,136	14,153	18,184
Net income attributable to SemGroup Corporation	$4,873	$25,262	$23,297	$29,636	$21,166
Net income attributable to SemGroup Corporation	$4,873	$25,262	$23,297	$29,636	$21,166
Other comprehensive income (loss), net of income taxes	(20,210)	(10,331)	5,520	(23,750)	(6,618)
Comprehensive income (loss) attributable to SemGroup Corporation	$(15,337)	$14,931	$28,817	$5,886	$14,548
Net income per common share:
Basic	$0.11	$0.59	$0.53	$0.68	$0.50
Diluted	$0.11	$0.59	$0.53	$0.67	$0.49
Weighted average shares (thousands):
Basic	43,808	42,708	43,798	43,775	42,674
Diluted	43,971	43,013	44,013	43,969	42,976

Exhibit 99.1

Reconciliation of net income to Adjusted EBITDA:
(in thousands, unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015	2014
Net income	$9,580	$32,196	$28,433	$43,789	$39,350
Add: Interest expense	19,170	14,807	16,822	50,583	34,394
Add: Income tax expense	10,006	24,090	14,861	29,609	33,944
Add: Depreciation and amortization expense	26,022	25,200	24,674	74,430	70,899
EBITDA	64,778	96,293	84,790	198,411	178,587
Selected Non-Cash Items and Other Items Impacting Comparability	11,171	(16,868)	(4,764)	27,546	25,647
Adjusted EBITDA	$75,949	$79,425	$80,026	$225,957	$204,234
Selected Non-Cash Items and
Other Items Impacting Comparability
(in thousands, unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015	2014
Loss (gain) on disposal or impairment of long-lived assets, net	$(951)	$1,376	$1,372	$1,479	$20,633
Loss from discontinued operations, net of income taxes	1	—	2	3	5
Foreign currency transaction loss (gain)	(385)	128	(295)	(1,199)	(388)
Remove NGL equity losses (earnings) including gain on issuance of common units	742	(14,290)	(12,117)	(11,070)	(30,976)
Remove gain on sale of NGL units	—	(26,748)	(6,623)	(14,517)	(26,748)
NGL cash distribution	4,752	6,450	4,468	14,235	17,462
M&A transaction related costs	—	—	—	10,000	—
Inventory valuation adjustments including equity method investees	142	—	48	1,377	—
Employee severance expense	21	90	21	42	119
Unrealized gain on derivative activities	(4,546)	(411)	(1,415)	(3,316)	(656)
Change in fair value of warrants	—	5,550	—	—	23,499
Depreciation and amortization included within equity earnings	6,412	4,887	6,346	19,134	12,588
Bankruptcy related expenses	33	116	2	224	993
Charitable contributions	—	3,298	—	—	3,298
Legal settlement expense	3,394	—	—	3,394	—
Recovery of receivables written off at emergence	—	—	—	—	(664)
Non-cash equity compensation	1,556	2,686	3,427	7,760	6,482
Selected Non-Cash Items and Other Items Impacting Comparability	$11,171	$(16,868)	$(4,764)	$27,546	$25,647

Exhibit 99.1

2015 Adjusted EBITDA Guidance Reconciliation

(in millions, unaudited)
Mid-point
Net income	$62.0
Add: Interest expense	69.0
Add: Income tax expense	38.0
Add: Depreciation and amortization	104.0
EBITDA	$273.0
Selected Non-Cash and Other Items Impacting Comparability	37.0
Adjusted EBITDA	$310.0

Selected Non-Cash and Other Items Impacting Comparability
Depreciation and amortization included within equity earnings	25.5
Loss on disposal	1.5
Foreign currency transaction gain	(1.2)
Inventory valuation adjustments including equity method investees	1.4
Remove gain on sale of NGL units	(14.5)
Non-cash equity compensation	10.9
M&A related transaction costs	10.0
Legal settlement expense	3.4
Selected Non-Cash and Other Items Impacting Comparability	$37.0

(1) Guidance is on a cash basis for equity investments in NGL Energy Partners LP, includes fully consolidated Rose Rock Midstream